Exhibit 10.1

February 8, 2012

Ralph Bower

75 Wembley Lane

Atlanta, GA 30342

Dear Ralph:

At Popeyes our core purpose is developing servant leaders who deliver superior results. As a member of the Leadership Team you’ve played an important role in helping us to build our brand reputation and achieve top tier results all while exhibiting the characteristics of true servant leadership. Your efforts have left an impression in every area of the company. We’d like to show our appreciation and recognize your contributions with the following:

Home Sale/Loss on Sale Assistance

This letter reflects the terms we have agreed upon regarding your house located at 5192 Piazza Place, El Dorado Hills, California 95762 and the continued challenge of selling the house in a depressed real estate market. Based on that issue and with the full understanding that AFC has already satisfied all relocation commitments to you, whether written or verbal (as specified in the letter dated January 27, 2010 from Stan Stout to you), we have agreed to offer you the following assistance related to your selling of the California house:

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A one one-time payment (the “Payment”) to be made by AFC to you covering the difference, if any, between: 1) your tax basis in your home at the time of the sale (which you have told us is approximately $839,000 at this time) and 2) the eventual selling price of the house, if that selling price is less than your tax basis. Notwithstanding anything to the contrary herein, the Payment shall not exceed Three Hundred Twenty-Nine Thousand Dollars ($329,000.00).

The Payment is contingent upon the following conditions:

•	You must be an employee of AFC at the time of the closing of the sale of your house;

•	Delivery to AFC of the final closing document reflecting the terms of the sale transaction;

•	Coordination with the closing attorney to provide the exact amount of the Payment received for the loan payoff at closing, with the remainder of the Payment to be made post-closing; and

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Your understanding and agreement that any payment under this letter agreement shall be subject to AFC’s right to require repayment in the event you leave the employment of AFC for any reason within thirty-six (36) months of the date of the Payment. The repayment would be prorated based upon the number of months since the Payment was made, with the numerator being the number of months since the Payment was made (rounded down) and the denominator being 36.

This letter supersedes any and all previous written or verbal agreements on this topic, and specifically supersedes and replaces our November 12, 2010, letter regarding this same matter.

One-time Restricted Stock Grant with 3 Year Cliff Vesting

We’ve also agreed to award you a one-time restricted stock grant with a three year cliff vesting valued at $100,000. This grant has no required performance criteria; however, you must be an employee of AFC at the end of the 3 year vesting period. This award would be made at the same time as the 2012 LTIP grants are made and you must be an employee of the Company at the time of the grant. This grant would be a supplement to your 2012 LTIP grant. Please be aware that since you are a Section 16 officer of the Company, this restricted stock grant, along with the Payment and all other compensation, would have to be publicly reported in the Company’s Proxy Statement in the year in which they are actually made.

Title Change/Promotion

Subject to your acceptance to the terms of this letter, the Board of Directors (BOD) has approved your appointment to President, Popeyes Louisiana Kitchen USA. We will announce your promotion the week of March 3, 2012. During this transition, we will work with you to prepare the announcement and confirm any structural changes resulting from this change in your role.

Ralph, thank you again for all you are doing to drive performance and transform our domestic business.

Please sign below indicating your agreement to the terms of this letter.

Sincerely:

/s/ Cheryl A. Bachelder

Cheryl A. Bachelder

Chief Executive Officer

AFC Enterprises, Inc.

Agreed to this 09 day of February, 2012.

/s/ Ralph Bower
Ralph Bower

cc: Sonny Cohen